Exhibit 1.1

$200,000,000

WSFS Financial Corporation

5.375% Fixed-to-Floating Rate Senior Unsecured Notes due 2035

UNDERWRITING AGREEMENT

December 9, 2025

Piper Sandler & Co.,

Keefe, Bruyette & Woods, Inc.

RBC Capital Markets, LLC

c/o Piper Sandler & Co.

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

c/o Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, 4th Floor

New York, New York, 10019

c/o RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street 8th Floor

New York, New York 10281

Ladies and Gentlemen:

WSFS FINANCIAL CORPORATION, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein (the “Agreement”), to issue and sell to the underwriters named on Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), $200,000,000 aggregate principal amount of its 5.375% Fixed-to-Floating Rate Senior Unsecured Notes (each a “Note” and collectively, the “Notes”). The Notes will be issued pursuant to an Indenture, dated August 27, 2012 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture thereto, to be dated as of December 11, 2025 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The Company has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined in Rule 405 of the rules and regulations (the “1933 Act Regulations”) of the Commission under the Securities Act of 1933, as amended (the “1933 Act”)) on Form S-3 (Registration No. 333-272862), including each preliminary prospectus or prospectus included therein, which became effective upon filing with the Commission under the 1933 Act, and the Base Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “TIA”), and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement and each such post-effective amendment is effective under the 1933 Act. Such registration statement covers the registration of the Notes under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement and the Base Prospectus (as hereinafter defined) in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such final prospectus supplement or the Base Prospectus that was omitted from such registration statement at the time it was originally declared effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus, together with the related prospectus supplement, used in connection with the offering of the Notes that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “preliminary prospectus” and all references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as hereinafter defined). Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any Rule 430B Information) otherwise deemed to be a part thereof or included therein by 1933 Act Regulations at such time, is herein called the “Registration Statement.” The Company’s prospectus dated June 23, 2023 (the “Base Prospectus”) contained in the registration statement on Form S-3 (Registration No. 333-272862) and the prospectus supplement dated December 9, 2025, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes (whether to meet the requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise), including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, are hereinafter called, collectively, the “Prospectus.” For purposes of this Agreement, all references in this Agreement to the Registration Statement, any preliminary prospectus, the Statutory Prospectus, the Prospectus, any Issuer-Represented Free Writing Prospectus (as hereinafter defined) or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in, or “part of” the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus, and all other references of like import, shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, pursuant to Rule 430B(f) of the 1933 Act Regulations) to be a part of or included in, the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), which is incorporated by reference or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be.

1.              The Company represents and warrants to each of the several Underwriters, as of the date hereof, as of the Closing Date (each such date, a “Representation Date”), and as of the Applicable Time (as defined below), and agrees with each of the several Underwriters, as follows:

(i) (1) At the time of the original filing the Registration Statement, (2) at the time of each subsequent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (3) at the time the Company or any person acting on its behalf (within the meaning, for this subsection only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the 1933 Act Regulations (“Rule 163”), (4) at the Applicable Time (as defined below), and (5) as of each Representation Date, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405 of the 1933 Regulations (“Rule 405”)), including not having been and not being an “ineligible issuer” (as defined in Rule 405). The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405), and the Notes, as of the date of their registration on the Registration Statement, were, and, as of the date hereof and as of the Closing Date, remain, eligible for registration by the Company on an “automatic shelf registration statement” under Rule 405. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form. At the earliest time that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, the Company was not, nor is, an “ineligible issuer” (as defined in Rule 405).

(ii) The Registration Statement became effective upon filing with the Commission under Rule 462(e) on June 23, 2023, any post-effective amendments thereto have also become effective upon filing with the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information with respect to the Registration Statement (or any document incorporated or deemed to be incorporated therein by reference pursuant to the 1934 Act) has been complied with.

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At the respective times the Registration Statement became effective upon filing and any amendment thereto became effective, at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at each Representation Date, the Registration Statement and any amendments thereto (x) complied, comply and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the TIA and the rules and regulations of the Commission under the TIA (the “1939 Act Regulations”), and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the Company makes no representation and warranty with respect to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the TIA, and (ii) if filed by electronic transmission pursuant to EDGAR, was identical (except as may be permitted by Regulation S-T under the 1933 Act) to the copy thereof delivered to the Underwriters for use in connection with the offer and sale of the Notes.

At the time the Prospectus or any amendment or supplement thereto was issued and at each Representation Date, neither the Prospectus nor any amendment or supplement thereto, when read together with the Prospectus, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including, without limitation, the Statutory Prospectus) filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the 1933 Act, complied when so filed (or, in the case of any preliminary prospectus or part thereof that was not filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(b), complied as of its date), and each Prospectus and any amendments or supplements thereto filed pursuant to Rule 424(b) under the 1933 Act complied when so filed (or, in the case of any Prospectus or amendment or supplement thereto that was not filed pursuant to Rule 424(b), complied as of its date), in all material respects with the 1933 Act, the 1933 Act Regulations and the TIA, and each preliminary prospectus (including, without limitation, the Statutory Prospectus) and the Prospectus and any amendments or supplements thereto delivered to Underwriters for use in connection with the offering of the Notes (whether to meet requests of purchasers pursuant to Rule 173 under the 1933 Act Regulations or otherwise) was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time, neither (x) all Issuer-Represented General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, including the Pricing Term Sheet, and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited-Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this Section 1(ii) and elsewhere in this Agreement:

“Applicable Time” means 4:45 p.m. (New York City time) on December 9, 2025, or such other date or time as agreed by the Company and the Underwriters.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in clause (h)(1) of Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes (including, without limitation, any such issuer free writing prospectus that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

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“Issuer-Represented General Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule II hereto.

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Use Free Writing Prospectus.

“Pricing Term Sheet” means the final pricing term sheet set forth on Schedule III hereto, reflecting the final terms of the Notes.

“Statutory Prospectus” means, at any time, the Base Prospectus and the preliminary prospectus supplement dated December 9, 2025, relating to the offering of the Notes, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time.

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Notes or until any earlier date that the Company notified or notifies the Underwriters in writing, did not, does not and will not include any information that materially conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Statutory Prospectus or the Prospectus, in each case including the documents incorporated and deemed to be incorporated by reference therein.

The representations and warranties in this Section 1(ii) shall not apply to statements in or omissions from the Registration Statement, the Statutory Prospectus, the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with any Underwriters’ Information (as defined below) furnished to the Company by the Underwriters expressly for use therein.

(iii) The Company has not prepared, made, used, authorized, approved or distributed and its agents or representatives have not prepared, made, used, authorized, approved or distributed any written communication that constituted an offer to sell or a solicitation of an offer to buy the Notes, or otherwise marketed the Notes, other than the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus reviewed and consented to by the Underwriters.

(iv) The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Statutory Prospectus or the Prospectus, at the respective time they were or hereafter are filed with the Commission, complied, comply and will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations, and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no material contracts or other documents required to be described in such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus which have not been described or filed as required.

(v) The statements set forth in the Statutory Prospectus and the Prospectus under the captions “Description of the Notes”, insofar as they purport to constitute a summary of the terms of the Notes or certain provisions of the Company’s charter and bylaws or Delaware law, and under the caption “ITEM 1. BUSINESS—REGULATION” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, insofar as they purport to describe the provisions of the laws, rules, regulations and documents referred to therein, are accurate and complete in all material respects. Each Transaction Document (as defined below) conforms in all material respects to the description thereof contained in the Registration Statement, General Disclosure Package, the Statutory Prospectus and the Prospectus.

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(vi) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined below). The Company is qualified to do business as a foreign corporation in the Commonwealth of Pennsylvania. Each of the Company’s subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (each a “Subsidiary” and collectively the “Subsidiaries”) is listed on Exhibit 21 to the Company’s most recent Annual Report on Form 10-K filed with the Commission. Except as otherwise stated on Exhibit 21, each Subsidiary is a direct or indirect wholly owned subsidiary of the Company. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined below).

(vii) Subsequent to the respective dates as of which information is included, contained or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, except as disclosed therein, to and including the Closing Date (1) neither the Company nor any of the Subsidiaries has incurred any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, or has entered into any transactions not in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole, (2) there has not been any (w) material change in the capital stock of the Company or any of the Subsidiaries, except as otherwise disclosed in the Registration Statement, General Disclosure Package, the Statutory Prospectus and the Prospectus, (x) material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, (y) payment of or declaration to pay any dividends (other than regular quarterly cash dividends consistent with past practice) or other distribution of any kind on any class of the Company’s capital stock, or (z) repurchase or redemption by the Company or the Subsidiaries of capital stock (other than pursuant to the Company’s share repurchase program disclosed in the Prospectus), (3) there has been no material adverse change, or any development which could reasonably be expected to have a material adverse change, (A) in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Company and the Subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business or (B) in the ability of the Company to consummate the transactions contemplated by, this Agreement (each of (A) and (B), a “Material Adverse Effect”), and (4) neither the Company nor any of the Subsidiaries has entered into any transaction, other than in the ordinary course of business, that is material to the Company and the Subsidiaries, considered as one enterprise.

(viii) The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended. The Company’s banking subsidiary holds the requisite authority to do business as a federal savings bank as described in each of the General Disclosure Package and the Prospectus. The Company and each Subsidiary are in compliance with all laws administered by the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and any other federal or state bank regulatory authorities with jurisdiction over the Company and its Subsidiaries, except for failures to be so in compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(ix) All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Company has an authorized capitalization as of September 30, 2025 as set forth in each of the General Disclosure Package, the Statutory Prospectus and the Prospectus under the heading “Capitalization.” With respect to each of the Subsidiaries, all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned directly by the Company or one of its Subsidiaries free and clear of any liens, claims or encumbrances, except as otherwise disclosed in the Registration Statement, General Disclosure Package, the Statutory Prospectus and the Prospectus.

(x) The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for in the manner set forth in this Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws relating to, or affecting, enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, and will be entitled to the benefits of the Indenture.

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(xi) The Indenture has been duly authorized by the Company and is duly qualified under the TIA and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws of general applicability relating to, or affecting, enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies. The Indenture conforms in all respects to the summary descriptions thereof in the Registration Statement, the Statutory Prospectus and the Prospectus, and such summary description conforms to the rights set forth in and applicable to the instruments defining the same and the Base Indenture is qualified under, and will conform in all respects to the requirements of, the TIA.

(xii) The Company has the requisite corporate power and authority to enter into this Agreement, the Notes and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and all action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been, or, for the Transaction Documents other than this Agreement, will be prior to the Closing Date duly and validly taken. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to, or affecting, the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement may be limited by federal or state securities law or the public policy underlying such laws.

(xiii) Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance, in all material respects, with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible at the time. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xiv) KPMG LLP, who has certified and expressed their opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 are registered independent public accountants as required by the 1933 Act and the 1933 Act Regulations and by the rules of the Public Company Accounting Oversight Board and KPMG LLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 with respect to the Company.

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(xv) The execution, delivery and performance of the Transaction Documents, including this Agreement, by the Company, the issuance and sale of the Notes by the Company, the compliance by the Company with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the use of proceeds from the sale of the Notes as described in the Statutory Prospectus and the Prospectus under the caption “Use of Proceeds”), have been duly authorized by all necessary corporate action and do not and will not (i) violate or conflict with any provision of the amended and restated certificate of incorporation or bylaws or similar organizational documents, as applicable, of the Company or the organizational documents of any Subsidiary and (ii) except as would not result, individually or in the aggregate, in a Material Adverse Effect and will not materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, will not (x) result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any Subsidiary pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, or give rise to the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness, or give rise to the accelerated due date of any payment due under, any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which any of the Company or any Subsidiary is a party or by which any of the Company or any Subsidiary or their respective properties may be bound or affected or (y) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any Subsidiary or any of their respective properties. All consents, approvals, licenses, qualifications, authorizations or other orders of any court, regulatory body, administrative agency or other governmental agency or body required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, including the issuance, sale, authentication and delivery of the Notes, have been obtained, except such consents, approvals authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws (“Blue Sky Laws”) in connection with the purchase and distribution of the Notes by the Underwriters.

(xvi) No person has the right to require the Company or any of its Subsidiaries to register any securities for resale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Notes to be sold by the Company hereunder.

(xvii) The deposit accounts of the Company’s banking subsidiary, Wilmington Savings Fund Society, FSB (the “Bank”) are insured up to the applicable limits by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the revocation or termination of such deposit insurance has been instituted or is pending or, to the knowledge of the Company, is threatened.

(xviii) Except as disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits or proceedings, inquiries or investigations pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic, or foreign, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no labor dispute with the employees of the Company exists or, to the Company’s knowledge, is imminent, that would reasonably be expected to have a Material Adverse Effect.

(xix) Except as disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any order of the OCC or the Federal Reserve (other than orders applicable to savings and loan holding companies and their subsidiaries generally), under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(xx) The Company and each Subsidiary has good and marketable title in fee simple to all of the real property and good title to all personal property described as owned by it in the consolidated financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, free and clear of any security interests, liens, mortgages, pledges, equities, adverse claims or encumbrances or defects of any kind except (i) those, if any, reflected in such consolidated financial statements, (ii) those, if any, that do not materially interfere with the use made and proposed to be made of such property by the Company or such Subsidiary or (iii) those that would not reasonably be expected to have a Material Adverse Effect. Any real property, improvements, equipment, personal property and buildings held under lease or sublease by the Company and each of its Subsidiaries are held under valid and enforceable leases. None of the Company or any of its Subsidiaries has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of such entity to the continued possession of the leased or subleased premises under any such lease or sublease, except any claim that would not, individually or in the aggregate, have a Material Adverse Effect.

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(xxi) The Company and its Subsidiaries, as applicable, own, have obtained valid, existing and enforceable licenses or otherwise possess all rights to use, all patents, patent rights, inventions, know-how (including trade secrets and other unpatented or unpatentable or confidential information, systems, or procedures), trademarks, service marks, trade names, copyrights and other intellectual property rights (collectively, the “Intellectual Property”) necessary for the conduct of its business as described in each of the General Disclosure Package and the Prospectus, except where the failure to possess such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any notice of or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, except where such infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would not have a Material Adverse Effect.

(xxii) The Company and each of its Subsidiaries is in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal banking and environmental laws and regulations, except where failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is (a) in violation of its charter or bylaws or other organizational documents, as applicable; (b) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company or any of its Subsidiaries, pursuant to any agreement, mortgage, deed of trust, lease, franchise, license, indenture or permit, except as would not reasonably be expected to have a Material Adverse Effect; or (c) a party to or subject to or has received any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any governmental authority that in any material respect (considered on a consolidated basis) currently relates to or restricts the conduct of their business, or in any manner relates to their capital adequacy, their credit policies or their management. Neither the Company nor any Subsidiary has been advised by any governmental authority that such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any communication from any governmental authority that it is not acting in material compliance with any statute, regulation or ordinance, which is unresolved and would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Registration Statement, the Prospectus and the Disclosure Package, there is no unresolved violation, criticism or exception by any governmental authority with respect to any report or statement relating to any examination of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect or is expected to prevent or materially delay the transactions contemplated by this Agreement. The Bank is “well capitalized” as that term is defined in 12 C.F.R. Part 6. The Bank has received a Community Reinvestment Act rating of “Satisfactory” or better.

(xxiii) Except as disclosed in the Registration Statement, General Disclosure Package and the Prospectus, the Company and each Subsidiary has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns and similar reports, and all such returns are true, correct and complete, and has paid or accrued all taxes shown as due thereon to the extent that such taxes have become due, and the Company does not have knowledge of any tax deficiency that has been or might be asserted or threatened against it or any Subsidiary, in each case, that could be reasonably expected to have a Material Adverse Effect. All material tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company.

(xxiv) The Company is not required and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will not be required to register as an “investment company,” under the Investment Company Act of 1940, as amended.

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(xxv) The Company and each of its Subsidiaries maintain insurance underwritten by recognized, financially sound and reputable insurers with policies of the types and in the amounts that the Company reasonably believes is adequate for its business on a consolidated basis, including, but not limited to, insurance covering real and personal property owned or leased by the Company or any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies of comparable size and in the same or similar business, all of which insurance is in full force and effect. There are no claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which could have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. Neither the Company nor any Subsidiary has reason to believe that it or any of its subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business at a cost that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied for within the last twelve months.

(xxvi) Neither the Company nor any affiliate of the Company, nor, to the knowledge of the Company, any person acting on their behalf has taken, nor will the Company or any affiliate or any person acting on their behalf take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xxvii) The Company shall use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds.”

(xxviii) The statistical, market-related and industry data contained or incorporated by reference in the Prospectus or the General Disclosure Package is based on or derived from sources which the Company believes are reliable and accurate. Each “forward-looking statement” (within the meaning of Section 27A of the 1933 Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Prospectus or the General Disclosure Package has been made or reaffirmed with a reasonable basis and in good faith.

(xxix) No transaction has occurred between or among the Company or any Subsidiary, on the one hand, and its affiliates, officers or directors on the other hand, that is required to have been described under applicable securities laws in the Registration Statement, General Disclosure Package or Prospectus and is not so described in such filings.

(xxx) There is no transaction, arrangement, obligations (including contingent obligations) or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity or other persons that is required to be disclosed by the Company in the Registration Statement, General Disclosure Package or Prospectus and is not so disclosed or that otherwise would be reasonably expected to have a Material Adverse Effect.

(xxxi) All of the information provided to the Underwriters or to counsel for the Underwriters by the Company, its counsel, its officers and directors and the holders of any securities (debt or equity) or options to acquire any securities of the Company in connection with the offering of the Notes is, to the knowledge of the Company, true, complete, correct and compliant in all respects with the Financial Industry Regulatory Authority (“FINRA”) rules, and any letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rules or National Association of Securities Dealers Conduct Rules is true, complete and correct.

(xxxii) The Company and each Subsidiary has all franchises, licenses, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary to own, lease and operate their respective properties and currently necessary for the operation of their respective businesses, except where the failure to possess such franchises, licenses, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

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(xxxiii) The (i) audited consolidated financial statements and related notes and supporting schedules of the Company and its Subsidiaries and (ii) audited consolidated financial statements and related notes, in each case incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus (collectively, the “Financial Statements”) present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis throughout the periods involved, and, in all material respects, the requirements of Regulation S-X. The unaudited consolidated financial information and related notes and supporting schedules of the Company and the Subsidiaries incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus have been prepared, in all material respects, in accordance with the requirements of Regulation S-X and present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods to which they apply and have been prepared in accordance with GAAP on a consistent basis throughout the periods involved. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines thereto. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply, in all material respects, with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1934 Act, as applicable.

(xxxiv) The Company is in compliance in all material respects with the requirements of the Nasdaq Global Select Market (the “Nasdaq”) for continued listing of the common stock of the Company, $0.01 par value (the “Common Stock”) thereon. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the listing of the Common Stock on the Nasdaq, nor has the Company received any notification that the Commission or the Nasdaq is contemplating terminating such registration or listing.

(xxxv) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) that have been designed by, or under the supervision of, its principal executive and financial officer, sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and is prepared in accordance with the requirements of the 1933 Act and the Commission’s rules and guidance applicable thereto. The Company’s internal control over financial reporting is effective in all material respects, and since the date of the latest audited financial statements included in the Registration Statement, the Prospectus and the Disclosure Package, (x) the Company is not aware of any material weaknesses in its internal controls, and (y) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company has not become aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

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(xxxvi) Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the “Convention”); (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (v) made any payment of funds to the Company or any of its Subsidiaries or received or retained funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in either the General Disclosure Package or the Prospectus, that is not described in each of the General Disclosure Package and the Prospectus as required. The Company has instituted and maintains procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Convention, the FCPA and similar laws, rules and regulations based on the business of the Company as conducted on the date hereof. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, Title 18 U.S. Code section 1956 and 1957, the Patriot Act and the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxvii) None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries (A) an individual or entity currently subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of comprehensive territorial Sanctions (each, a “Sanctioned Country”). The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. Since April 24, 2019, the Company and its Subsidiaries have not engaged in and are not now engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(xxxviii) No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to be described in the Statutory Prospectus or the Prospectus or any documents incorporated or deemed to be incorporated by reference therein and that is not so described as required.

(xxxix) Each of the Company, its Subsidiaries and each ERISA Affiliate (as hereinafter defined) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, which the Company, its Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where such failure to fulfil its obligations or such non-compliance would not result in a Material Adverse Effect. None of the Company, its Subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA, except where such unpaid liability would not result in a Material Adverse Effect. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan, excluding transactions effected pursuant to a statutory or administrative exemption, that could reasonably be expected to result in a material liability to the Company and its subsidiaries taken as a whole. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

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(xl) There has been no storage, disposal, generation, manufacture, transportation, handling or treatment of toxic wastes, hazardous wastes or hazardous substances by the Company or any Subsidiary (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or any Subsidiary in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or that would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit; there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind into such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any Subsidiary or with respect to which the Company or any Subsidiary have knowledge; in each of the foregoing cases, except as would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations, and decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including, without limitation, those applicable to emissions to the environment, waste management and waste disposal (collectively, the “Environmental Laws”), except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect, and there are no circumstances that would prevent, interfere with or materially increase the cost of such compliance in the future. There is no claim under any Environmental Law, including common law, pending or threatened against the Company or any of its subsidiaries (an “Environmental Claim”), which would have a Material Adverse Effect, and, to the knowledge of the Company, under applicable law, there are no past or present actions, activities, circumstances, events or incidents, including without limitation, releases of any material into the environment, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect. As used in this Section 1(xl), the terms “hazardous wastes”, “toxic wastes”, “hazardous substances”, and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

(xli) The Company and each of its Subsidiaries does and will, after giving effect to the transactions contemplated hereby, own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including known contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its existing debts as they become absolute and matured considering the financing alternatives reasonably available to it. The Company has no knowledge of any facts or circumstances which lead it to believe that it or any of its Subsidiaries will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, and has no present intent to so file.

(xlii) The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants which would reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained controls, policies, procedures, and safeguards designed to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses reasonably consistent with industry standards and practices, and, to the Company’s knowledge, there have been no material breaches, violations, outages or unauthorized uses of or accesses to same, nor any incidents under internal review or investigations relating to the same, except where such failure to implement or maintain such controls, policies, procedures and safeguards or the occurrence of breaches, violations, outages or unauthorized uses or access would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xliii) Other than the Underwriters, there is no broker, finder or other party that is entitled to receive from the Company or any of its Subsidiaries any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

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The Company has a reasonable basis for making each of the representations set forth in this Section 1. The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to the Underwriters, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

2.             (a) On the basis of the representations, warranties and agreements herein contained, and upon the terms and subject to the conditions herein set forth, the Company agrees to issue and sell to each Underwriter, severally and not jointly, and each of the Underwriters, severally and not jointly, agree to purchase from the Company, the respective principal amount of the Notes set forth opposite each Underwriter’s name in Schedule I hereto at a purchase price equal to 99.0% of the principal amount thereof.

(b) The Company understands that the Underwriters intend to make a public resale offering of the Notes as soon after the effectiveness of this Agreement as in the judgment of the Underwriters is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell the Notes to or through any affiliate of an Underwriter and that any such affiliate may offer and sell the Notes purchased by it to or through any Underwriter.

(c) It is understood that Piper Sandler & Co., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by Piper Sandler & Co. by the Time of Delivery but such payment shall not relieve such Underwriter from its obligations hereunder.

3.              Upon the authorization by the Underwriters of the release of the Notes, the several Underwriters propose to offer the Notes for sale upon the terms and conditions set forth in the Prospectus.

4.             (a) Payment for the Notes shall be made at the Closing Date by wire transfer of immediately available funds to the account(s) specified by the Company to the Underwriters against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of each Underwriter, of one or more global notes representing the Notes (collectively, the “Global Notes”), with any transfer or other taxes payable in connection with the sale of the Notes duly paid by the Company. The Company will cause the Global Notes to be made available for checking at least twenty-four hours prior to the Time of Delivery with respect thereto. The time and date of such delivery and payment shall be 10:00 a.m., New York City Time, on December 11, 2025 (the “Closing Date”) or such other time and date as the Underwriters and the Company may agree upon in writing, which may be by e-mail. Such time and date for delivery of the Notes is herein called the “Time of Delivery.”

(b) Delivery of the Notes and the documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Notes and any additional documents requested by the Underwriters pursuant to Section 7(j) hereof, will be delivered at the offices of Hunton Andrews Kurth LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, or at such other place as shall be agreed upon by the Underwriters and the Company, including by electronic exchange of documents (the “Closing Location”).

(c) In performing its duties under this Agreement, the Underwriters shall be entitled to rely upon any notice, signature or writing that the Underwriters shall in good faith believe to be genuine and to be signed or presented by a proper party or parties. The Underwriters may rely upon any opinions or certificates or other documents delivered by the Company or its counsel or designees to them.

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5.              The Company agrees with each of the Underwriters:

(a) To prepare the Prospectus in a form approved by the Underwriters and to file such Prospectus pursuant to Rule 424(b) under the 1933 Act (without reliance on Rule 424(b)(8)) not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the 1933 Act; to make no further amendment or any supplement to the Registration Statement or Prospectus which shall be disapproved by the Underwriters promptly after reasonable notice thereof; to advise the Underwriters, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement or any supplement to the Prospectus or any amended Prospectus has been filed (including when such amendment is required or requested to be filed by the Commission) and to furnish the Underwriters with copies thereof; to advise the Underwriters, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any preliminary prospectus, any Issuer-Represented Free Writing Prospectus or Prospectus (in each case, including any document incorporated or deemed to be incorporated by reference therein) or for additional information; and in the event of the issuance of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order.

(b) If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, the Company has notified or will notify promptly the Underwriters so that any use of such Issuer Represented Free Writing Prospectus may cease until it is amended or supplemented and the Company shall promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict so that the statements in such Issuer-Represented Free Writing Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made at such time, not misleading, as the case may be; provided, however, that prior to amending or supplementing any such free writing prospectus, the Company shall furnish to the Underwriters for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of such proposed amended or supplemented Issuer-Represented Free Writing Prospectus, and the Company shall not file, use or refer to any such amended or supplemented Issuer-Represented Free Writing Prospectus without the Underwriters’ prior written consent, which consent shall not be unreasonably withheld.

(c) The Company represents and agrees that, unless it obtains the prior consent of the Underwriters, and each Underwriter represents and agrees that, unless it obtains the prior consent of each of the Company and the Underwriters, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the 1933 Act, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that it has satisfied the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show. The Company consents to the use by the Underwriters of an Issuer-Represented Free Writing Prospectus that contains information describing the preliminary terms of the Notes or is the Pricing Term Sheet, each of which is a Permitted Free Writing Prospectus.

(d) Promptly from time to time to take such action as the Underwriters may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as the Underwriters may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

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(e) Prior to 10:00 a.m., New York City time, on the second New York Business Day succeeding the date of this Agreement and from time to time, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Underwriters may from time to time reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Notes and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the 1933 Act or the 1933 Act Regulations, to notify the Underwriters and upon its request to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Underwriters may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus satisfied by the provisions of Rule 172 of the 1933 Act Regulations in connection with sales of any of the Notes at any time nine months or more after the time of issue of the Prospectus, upon its request, to prepare and deliver to such Underwriter as many copies as the Underwriters may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act.

(f) The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable, but not later than 40 days after the end of its fiscal quarter in which the first anniversary date of the effective date of the Registration Statement occurs, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act Regulations for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act).

(g) The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the TIA and the 1939 Act Regulations, as applicable, so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus. Prior to the completion of the distribution of the Notes by the Underwriters, the Company will immediately notify the Underwriters, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Notes with any securities exchange or any other regulatory body in the United States, and (y) any event or condition that results, or is reasonably likely to result, in a Material Adverse Effect, which (i) makes any statement in the Registration Statement, the Disclosure Package or the Prospectus false or misleading or (ii) which is not disclosed in the Registration Statement, the Disclosure Package or the Prospectus. If, at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exists as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Underwriters or counsel to the Underwriters, to amend or supplement the Registration Statement or the Prospectus in order that the Prospectus not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to purchasers, or if for any other reason it shall be necessary, in the reasonable opinion of the Company, its counsel, the Underwriters or counsel to the Underwriters, during such period to amend the Registration Statement or to file a new registration statement or to amend or supplement any preliminary prospectus or the Prospectus to comply with the 1933 Act or the 1933 Act Regulations, the Company will forthwith amend the Registration Statement, file such registration statement and/or amend or supplement such preliminary prospectus or the Prospectus, subject to Section 5(a), so as to correct such untrue statement or omission or effect such compliance, and the Company will furnish to each Underwriter such number of written and electronic copies of such amendment or supplement as such Underwriter may reasonably request. If at any time following the Applicable Time or at any time following the issuance of an issuer free writing prospectus, any event shall occur or condition shall exist as a result of which the Disclosure Package or such issuer free writing prospectus, individually or together with other information that is part of the Disclosure Package, as the case may be, conflicted or would conflict with the information contained in the Registration Statement or any other registration statement relating to the Notes or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Underwriters and will promptly amend or supplement, at the Company’s own expense, the Disclosure Package or such issuer free writing prospectus, as the case may be, to eliminate or correct such conflict, untrue statement or omission.

(h) During the period beginning on and including the date of this Agreement and continuing through and including the date that is the New York Business Day following the Closing Date, the Company will not, and will not permit any Subsidiary to, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities or nonconvertible preferred stock issued or guaranteed by the Company or any of its Subsidiaries.

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(i) To comply with the letter of representation of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer.

(i) The Company will qualify the Notes for offer and sale under the Blue Sky Laws of such jurisdictions as the Underwriters shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Notes; provided that the Company shall not be required to qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where they would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject themselves to taxation in any such jurisdiction if they are not otherwise so subject.

(j) During a period of three years from the date of this Agreement, to deliver to the Underwriters as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission). For purposes of this paragraph, documents shall be deemed delivered if filed on EDGAR.

(k) To use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”.

(l) To comply, and to use its reasonable best efforts to cause the Company’s directors and officers, in their capacities as such, to comply, in all material respects, with all effective applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

(m) The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer-Represented Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the 1933 Act.

(n) The Company will use commercially reasonable efforts to maintain a rating by a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the 1934 Act (“NRSRO”) while any Notes remain outstanding.

6.              The Company covenants and agrees with the Underwriters that the Company will pay or cause to be paid the following, whether or not the transactions contemplated herein are completed: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Notes under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers, as such copies may be requested; (ii) the cost of printing or producing any agreement among Underwriters, this Agreement, closing documents (including any copying or compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Notes; (iii) the filing fees incident to securing any required review by FINRA of the terms of the sale of the Notes; (iv) the cost and charges of any transfer agent or registrar; (v) the fees and expenses of the Trustee and any paying agent (including related fees and disbursements of any counsel to such parties); (vi) all expenses incurred by the Company in connection with any “road show” to potential investors in the offering and sale of the Notes; (vii) all reasonable and documented out-of-pocket expenses incurred by the Underwriters in connection with the transactions contemplated hereby, including without limitation legal fees and expenses, marketing, syndication and travel expenses; provided, that such expenses shall be reimbursed through the Underwriters and shall not exceed $175,000 without the prior written consent of the Company; (viii) the required filing fees of the Commission relating to the Securities within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.

7.              The obligations of the Underwriters hereunder, as to the Notes to be delivered at the Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

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(a) (i) The Prospectus containing the Rule 430B Information shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(d)(8)) and in accordance with Section 5(a) hereof; the Pricing Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed in such filings by Rule 433; (ii) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Underwriters; and the FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(b) Hunton Andrews Kurth LLP, counsel for the Underwriters, shall have furnished to the Underwriters such written opinion or opinions, dated as of the Time of Delivery, with respect to matters as the Underwriters may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, shall have furnished to the Underwriters such counsel’s written opinions, dated as of the Time of Delivery, in form and substance reasonably satisfactory to the Underwriters.

(d) At the time of execution of this Agreement, KPMG LLP shall have furnished to the Underwriters a letter or letters, dated the date of this Agreement, in form and substance satisfactory to the Underwriters and, at the effective date of any post-effective amendment to the Registration Statement after the date of this Agreement and at the Time of Delivery, KPMG LLP shall have furnished to the Underwriters a letter or letters, dated as of the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Underwriters, to the effect that they reaffirm the statements made in a letter or letters furnished at the time of execution of this Agreement, except that the specified date referred to therein shall be a date not more than three business days prior to such effective date or Time of Delivery, as the case may be.

(e) (i) Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included in each of the General Disclosure Package and the Prospectus a Material Adverse Effect, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, and (ii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the reasonable judgment of the Underwriters so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in each of the General Disclosure Package and the Prospectus. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement.

(f) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded to the Company’s debt securities by any NRSRO, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities.

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(g) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Nasdaq, the Nasdaq Global Market or the Nasdaq Global Select Market or any setting of minimum or maximum prices for trading on such exchange; (ii) a suspension or material limitation in trading of any securities of the Company on any exchange or in the over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either federal, New York or Delaware state authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed, or (v) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in general economic, political or financial conditions, or currency exchange rates or exchange controls, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis, including a widespread outbreak of epidemic or pandemic illnesses (including to the extent that there is a material worsening of such outbreak that actually occurs after the date hereof in the markets in which the Company operates), if the effect of any such event specified in this clause (v) in the judgment of the Underwriters makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in either the General Disclosure Package or the Prospectus or to enforce contracts for the sale of the Notes.

(h) At the Time of Delivery, the Global Notes shall be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(i) The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the second New York Business Day succeeding the date of this Agreement.

(j) At the time of execution of this Agreement and at the Closing Time, the Underwriters shall have received a certificate, dated, respectively, the date hereof and such Closing Time, executed by the Chief Financial Officer of the Company, in form and substance satisfactory to the Underwriters.

(k) The Company shall have furnished or caused to be furnished to the Underwriters at the Time of Delivery a certificate, signed by the Chief Executive Officer or the President of the Company and of the principal financial or accounting officer of the Company, satisfactory to the Underwriters certifying (i) the accuracy of the representations and warranties of the Company herein at and as of the Time of Delivery, (ii) there has been no Material Adverse Effect, (iii) the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, (iv) the matters set forth in subsection 7(a)(ii) of this Section and (v) such other matters as the Underwriters may reasonably request.

(l) The Company has received all corporate approvals necessary to enter into the Transaction Documents, to perform its obligations contemplated hereby and thereby and to issue and deliver the Notes.

(m) If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Time of Delivery, and such termination shall be without liability of any party to any other party except as provided in Section 6 hereof and except that Sections 1, 8, 10 and 17 hereof shall survive any such termination and remain in full force and effect.

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8.             (a) The Company agrees to indemnify and hold harmless each Underwriter, its “affiliates” (as defined by Rule 405 promulgated under the 1933 Act), directors, officers, and selling agents, and each person, if any, who controls the Underwriters within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (an “Underwriter Controlling Person”) against any losses, claims, damages or liabilities, joint or several, to which they or any of the Underwriters or such affiliate, director, officer, or selling agent or any Underwriter Controlling Person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or (y) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them (including the fees and disbursements of counsel) in connection with investigating or defending any such action or claim as such expenses are incurred; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter expressly for use therein, provided that the Company and the Underwriters hereby acknowledge and agree that the only information that the Underwriters have furnished to the Company specifically for inclusion in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, or any amendment or supplement thereto, are the statements set forth in the first sentence in the fifth paragraph, the eleventh paragraph and the twelfth paragraph in the section titled “Underwriting” in the Prospectus (collectively, the “Underwriters’ Information”).

(b) Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (a “Company Controlling Person”), against any losses, claims, damages or liabilities to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or such individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement, in reliance upon and in conformity with the Underwriters’ Information; and will reimburse the Company and each such director, officer and Company Controlling Person for any and all expenses (including the fees and disbursements of counsel) reasonably incurred by the Company or such director, officer and Company Controlling Person in connection with investigating or defending any such action or claim as such expenses are incurred.

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(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the sole judgment of the Underwriters, it is advisable for the Underwriters to be represented as a group by separate counsel, the Underwriters shall have the right to employ a single counsel (in addition to local counsel) to represent all Underwriters who may be subject to liability arising from any claim in respect of which indemnity may be sought by the Underwriters under subsection (a) of this Section 8, in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the Underwriters as incurred.

(d) No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to any pending or threatened action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party thereto) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such action, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

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(e) If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.

(f) The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each Underwriter, its affiliates, directors, officers and selling agents and any Underwriter Controlling Persons; and the several obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), each officer of the Company who signs the Registration Statement and to each person, if any, who controls the Company within the meaning of the 1933 Act.

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9.             (a) If any Underwriter shall default in its obligation to purchase any or all of the Notes which it has agreed to purchase hereunder at the Time of Delivery, the Underwriters may in their discretion arrange for any or all of them or another party or other parties to purchase such Notes on the terms contained herein. If within thirty-six hours after such default by any Underwriter, the Underwriters do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Underwriters to purchase such Notes on such terms. In the event that, within the respective prescribed periods, the Underwriters notify the Company that any or all of them has so arranged for the purchase of such Notes, or the Company notifies the Underwriters that it has so arranged for the purchase of such Notes, the Underwriters or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the Underwriters’ opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Notes.

(b) If, after giving effect to any arrangements for the purchase of any or all of the Notes of a defaulting Underwriter or Underwriters by the Underwriters and the Company as provided in subsection (a) above, the aggregate number of such Notes which remains unpurchased does not exceed one-tenth of the aggregate number of all the Notes to be purchased at the Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Notes which such Underwriter agreed to purchase hereunder at the Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Notes which such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Underwriters and the Company as provided in Section 9(a) hereof, the aggregate number of such Notes which remains unpurchased exceeds one-tenth of the aggregate number of all the Notes to be purchased at the Time of Delivery, or if the Company shall not exercise the right described in Section 9(b) hereof to require non-defaulting Underwriters to purchase Notes of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company as provided in Section 6 hereof and the indemnity and contribution and other agreements in Section 8 hereof and provided that Sections 1, 10 and 17 hereof shall also survive any such termination and remain in full force and effect; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

10.          The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or in any certificate of any officer of the Company or its Subsidiaries or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any Underwriter Controlling Person, or the Company, or any officer or director or Company Controlling Person, and shall survive delivery of and payment for the Notes.

11.          If this Agreement is terminated pursuant to Section 9 hereof, the Company shall not then be under any liability to any Underwriter, except as provided in Sections 6 and 8 hereof and provided that Sections 1, 10 and 17 hereof shall also survive any such termination and remain in full force and effect; but, if any condition specified in Section 7 shall not have been fulfilled when and as required to be fulfilled or if for any other reason, any Notes are not delivered by or on behalf of the Company as provided herein, and this Agreement is terminated, the Company will reimburse the Underwriters for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, incurred by the Underwriters in connection with the transactions contemplated hereby, including without limitation legal fees and expenses, marketing, syndication and travel expenses incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Notes not so delivered (provided, that such expenses shall not exceed $175,000) without the prior written consent of the Company, but the Company shall then be under no further liability to the Underwriters except as provided in Sections 6 and 8 hereof and provided that Sections 1, 10 and 17 hereof shall also survive any such termination and remain in full force and effect.

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12.          The Company acknowledges and agrees that:

(a) in connection with the sale of the Notes, the Underwriters have been retained solely to act as underwriters, and no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement;

(b) the interest rate and price of the Notes set forth in this Agreement was established following discussions and arms-length negotiations between the Company and the Underwriters, and the Company is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) it has been advised that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that each Underwriter has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship;

(d) it waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Underwriter shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees, depositors or creditors of the Company; and

(e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, financial, accounting, regulatory and tax advisors to the extent it deemed appropriate.

13.          Each Underwriter covenants with the Company not to take any action that would result in the Company being required to file with the Commission pursuant to Rule 433(d) a “free writing prospectus” prepared by or on behalf of such Underwriter that otherwise would not, but for such actions, be required to be filed by the Company under Rule 433(d).

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Underwriters at 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: General Counsel with a copy to Hunton Andrews Kurth LLP, Attention: Beth A. Whitaker; and if to the Company shall be delivered or sent by mail to the Company at 500 Delaware Avenue, Wilmington, DE 19801, Attention: David Burg with a copy to Attention: General Counsel at the same address and to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Michael P. Reed; provided, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex or email constituting such Questionnaire, which address will be supplied to the Company by the Underwriters upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

14.          This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

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15.          In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter that is a Covered Entity (as defined below) or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 15:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b)

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

16.          Time shall be of the essence of this Agreement. As used herein, the term “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

17.          This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.          This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

19.          This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWING]

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If the foregoing is in accordance with your understanding, please sign and return to us hereof, and upon the acceptance hereof by the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters and the Company.

Very truly yours,

WSFS FINANCIAL CORPORATION

By:	/s/ David Burg
Name:	David Burg
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof:

PIPER SANDLER & CO.

By:	/s/ Alex Bondroff
Name:	Alex Bondroff
Title:	Managing Director

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Scott Anderson
Name:	Scott Anderson
Title:	Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Tom Criqui
Name:	Tom Criqui
Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of the Notes
Piper Sandler & Co.	$90,000,000
Keefe, Bruyette & Woods, Inc.	$70,000,000
RBC Capital Markets, LLC	$40,000,000

SCHEDULE II

Issuer-Represented General Use Free Writing Prospectuses

1.	The Pricing Term Sheet, dated December 9, 2025
2.	Senior Notes Offering Investor Presentation, dated December 9, 2025

SCHEDULE III

PRICING TERM SHEET

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 9, 2025

Registration No. 333-272862

WSFS Financial Corporation

$200,000,000

5.375% Fixed-to-Floating Rate Senior Unsecured Notes due 2035 (the “Notes”)

Issuer:	WSFS Financial Corporation (“WSFS”)

Securities Offered:	5.375% Fixed-to-Floating Rate Senior Unsecured Notes due 2035

Principal Amount Offered:	$200,000,000

Expected Security Rating:

Moody’s: [Intentionally Omitted]

Morningstar DBRS: [Intentionally Omitted]

Kroll: [Intentionally Omitted]

A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Trade Date:	December 9, 2025

Settlement Date:	December 11, 2025 (T + 2)

Maturity Date:	December 15, 2035, unless previously redeemed

Reference Benchmark:	US5T 3.50%, due November 30, 2030

Benchmark Yield:	3.775%

Spread to Benchmark:	+160 bps

Yield to Investors:	5.375%

Interest Rate:	5.375% per year, from and including the Settlement Date, to but excluding December 15, 2030 or the date of earlier redemption, payable semi-annually in arrears. From and including December 15, 2030, to but excluding, the Maturity Date or the date of earlier redemption, the interest rate shall reset quarterly to an annual floating rate equal to the Benchmark (which is expected to be the Three-Month Term SOFR) (each as defined in the preliminary prospectus supplement under “Description of the Notes – Interest”), plus 189 basis points, payable quarterly in arrears; provided, however, that if the Benchmark is less than zero, the Benchmark shall be deemed to be zero.

Interest Payment Dates:	June 15 and December 15 of each year through December 15, 2030 and quarterly thereafter on March 15, June 15, September 15, and December 15 of each year through the maturity date or earlier redemption date. The first interest payment will be made on June 15, 2026.

Day Count Convention:	30/360, to but excluding December 15, 2030, and, thereafter, a 360-day year and the number of days actually elapsed.

Price to Public:	100% of the principal amount, plus accrued interest, if any, from and including December 11, 2025.

Use of Proceeds:	WSFS intends to use the net proceeds from this offering to repay $150 million aggregate principal amount of its outstanding senior notes due 2030 and for general corporate purposes.

Optional Redemption:	WSFS may, at its option, beginning with the interest payment date of December 15, 2030 and on any scheduled interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not be entitled to the benefit of any sinking fund. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.

Ranking:	The Notes will be senior unsecured indebtedness of WSFS Financial Corporation, will rank equally with its other senior unsecured indebtedness, senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes and will be effectively subordinated to secured indebtedness and structurally subordinated to the indebtedness and other liabilities of its subsidiaries. As of September 30, 2025, WSFS had no outstanding secured debt, $148.8 million in senior unsecured debt and its subsidiaries’ direct borrowings and deposit liabilities totaled approximately $17.4 billion.

Events of Default; Remedies:	The Notes will contain events of default, the occurrence of which may result in the acceleration of WSFS’s obligations under the Notes in certain circumstances.

Certain Covenants:	WSFS will issue the Notes under an indenture and a supplemental indenture, which are collectively referred to as the Indenture between WSFS and U.S. Bank National Association, as the trustee. The Indenture contains covenants that limit: (i) WSFS and WSFS Bank’s ability to sell or otherwise dispose of certain equity securities of WSFS Bank; (ii) WSFS Bank’s ability to issue certain equity securities; (iii) WSFS Bank’s ability to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its assets; and (iv) WSFS and WSFS Bank’s ability to incur debt secured by certain equity securities of WSFS Bank. These covenants are subject to a number of important exceptions, qualifications and limitations.

Listing:	The Notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no public trading market for the Notes.

Denominations:	WSFS will issue the Notes only in denominations of $1,000 and integrals of $1,000 in excess thereof.

Further Issuances:	WSFS may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional Notes in the future with the same terms as the Notes, except for the issue date, the issue price, the interest payment accruing prior to the issue date, and the initial interest payment date, and such additional Notes shall be consolidated with the Notes issued in this offering and form a single series.

Trustee:	U.S. Bank Trust Company, National Association

Governing Law:	The Indenture and the Notes will be governed by the laws of the State of New York.

CUSIP/ISIN:	929328 AG7 / US929328AG72

Joint Book-Running Managers:	Piper Sandler & Co. Keefe, Bruyette & Woods, Inc. RBC Capital Markets, LLC

Conflicts of Interest:

The Company and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter for this offering, have two 10% or greater shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to Rule 5121, Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

The section entitled “Underwriting” in the Preliminary Prospectus Supplement (as defined below) is hereby renamed “Underwriting (Conflicts of Interest)” and such section is hereby updated to add the foregoing paragraph (with the subheading “Conflicts of Interest”) to such section after the “Other Activities and Relationships” subheading.

The issuer has filed a registration statement (File No. 333-272862) (including a prospectus) and a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement, the final prospectus supplement (when available) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus and the related Preliminary Prospectus Supplement if you request it by calling Piper Sandler & Co. toll-free at 866-805-4128 or emailing fsg-dcm@psc.com or by calling Keefe, Bruyette & Woods, Inc.at 1-800-966-1559 or by calling RBC Capital Markets, LLC at 1-866-375-6829.

Capitalized terms used but not defined in this Pricing Term Sheet have the meanings given them in the Preliminary Prospectus Supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.